Exhibit No. Ex-99.a.6

     RESOLUTIONS ADOPTED JANUARY 12, 2007, AMENDING THE AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
        OF GARTMORE VARIABLE INSURANCE TRUST, A DELAWARE STATUTORY TRUST,
                          DATED SEPTEMBER 30, 2004 AND
                   AMENDED AND RESTATED AS OF OCTOBER 28, 2004

         WHEREAS, Nationwide Mutual Insurance Company ("Nationwide") and Hellman & Friedman Advisors LLC, a San Francisco-based private equity investment firm, entered into an agreement, dated June 30, 2006 (said agreement hereinafter referred to as the "Sales Agreement"), for Nationwide's sale of Gartmore Investment Management plc ("GIM"), the London-based arm of Gartmore Group, and certain assets related to the Gartmore-United Kingdom operations, to Hellman & Friedman, which transaction closed during the third quarter of 2006; and

         WHEREAS, pursuant to the Sales Agreement, Nationwide retains Gartmore's United States investment operations, which prior to the Sales Agreement did business as "Gartmore Global Investments, Inc.," but:

         i. relinquished the rights to the use of the GARTMORE name effective on or around November 1, 2006, in regard to the retained Gartmore United States investment operations other than Nationwide's United States GARTMORE-branded mutual funds -- the Gartmore Mutual Funds ("GMF") and the Gartmore Variable Insurance Trust ("GVIT") -- and those Gartmore entities that provide advisory, administration, transfer agent, distribution, and other services to GMF and GVIT (hereinafter, the "Trust Service Providers"); and

         ii. relinquished the rights to the use of the GARTMORE name effective on or around May 1, 2007, in regard to GMF, GVIT, and the Trust Service Providers; and

         WHEREAS, during an initial transition period related to the Sales Agreement ended on or around November 1, 2006, Nationwide rebranded Nationwide's United States investment operations from a "Gartmore" brand to an "NWD" brand, pursuant to which rebranding, among other matters, Nationwide changed the names of Nationwide's United States GARTMORE-branded entities (said GARTMORE-rebranded entities hereinafter referred to collectively as the "NWD Firms"), including, among others, changing (i) the name of "Gartmore Global Investments, Inc." to "NWD Investment Management, Inc." and (ii) the name of "Gartmore Global Asset Management Trust" to "NWD Management & Research Trust;" and

         WHEREAS, during a second and final transition period related to the Sales Agreement and expected to end on or around May 1, 2007, Nationwide will be re-


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         branding both (i) the NWD Firms and (ii) GMF, GVIT, and the Trust
         Service Providers; and

         WHEREAS, Nationwide Financial Services, Inc. and NWD Investment Management, Inc. have proposed that each of GMF and GVIT (collectively, the "Trusts"), each series fund of the Trusts (hereinafter, the "Funds"), and each of the affiliated Trust Service Providers that currently utilize the GARTMORE name, change their respective names from "GARTMORE" to "NATIONWIDE" as specifically set forth in the memorandum included as Exhibit A hereto.

         NOW, THEREFORE, BE IT HEREBY RESOLVED, that, effective on or around May 1, 2007, the name of each of the Trusts, each Fund, and each affiliated Trust Service Provider that currently utilizes the GARTMORE name, be changed from "GARTMORE" to "NATIONWIDE," as specifically set forth in the memorandum included as Exhibit A hereto; and it is

         RESOLVED FURTHER, that each of the following agreements and plans of each Trust be, and each agreement and plan hereby is, amended, as appropriate and as applicable, to change the name of the Funds, the Trust, and the affiliated Trust Service Providers that utilize the GARTMORE name, to "NATIONWIDE," as specifically set forth in the memorandum included as Exhibit A hereto, effective as of or around May 1, 2007:

                  Investment Advisory Agreements;
                  Underwriting Agreements;
                  Distribution Plan and related agreements;
                  Fund Administration Agreement;
                  Transfer and Dividend Disbursing Agent Agreement; Administrative Services Plan and servicing agreements; Global Custody Agreement; and
                  Rule 18f-3 Multiple-Class Plan; and it is

         RESOLVED FURTHER, that GMF's Declaration of Trust be amended to change the name of this Trust to "Nationwide Mutual Funds" and it is

         RESOLVED FURTHER, that GVIT's Declaration of Trust be amended to change the name of this Trust to "Nationwide Variable Insurance Trust;" and it is

         RESOLVED FURTHER, that the actions taken by the appropriate officers of the Trusts on behalf of the Trusts to prepare, execute, and file, or cause to be prepared and filed, with the Securities and Exchange Commission, post-effective amendments to each Trust's Registration Statement on Form N-1A for the purpose of changing the name of the Funds, the Trust, and the affiliated Trust Service Providers utilizing the GARTMORE name, as contemplated by the foregoing resolutions, be, and these actions hereby are, ratified, adopted, and approved; and it is

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         RESOLVED FURTHER, that the officers of the Trusts be, and each said officer hereby is, authorized to take any further actions, including the filing of any additional post-effective amendment to each Trust's registration statement, necessary to carry out the foregoing resolutions; and it is

         RESOLVED FURTHER, that the officers of each Trust be, and each said officer hereby is, authorized and directed to execute and deliver said amendments to the aforementioned agreements and plans, and to take any action in connection therewith to carry out the intent and purpose of the foregoing resolutions; and it is

         RESOLVED FURTHER, that the Chairman and officers of each Trust be, and these persons hereby are, authorized and directed to do or cause to be done all such other acts and things and to make, execute, and deliver any and all papers and documents in the name and on behalf of the Trust, and each of the Funds, under the Trust's seal or otherwise, as these persons, or any of these persons, may deem necessary or desirable to implement each of the foregoing resolutions, including filing any necessary instruments with the Secretary of State of the State of Delaware and the incorporation of any changes to the Amended Declaration of Trust that said officer(s) may approve, upon the advice of counsel.

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